Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 2, 2019 (except for Note 1, as to which the date is August 28, 2019) with respect to the consolidated financial statements and internal control over financial reporting of StoneMor Partners, L.P. included in the Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2018, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Philadelphia, PA
September 23, 2019